Exhibit 1

JOINT FILING AGREEMENT

February 18, 2015

Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees that ISRAEL HEALTHCARE VENTURES 2 L.P. ("IHCV 2") may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or Schedule 13D and any amendments thereto in respect of shares of ReWalk Robotics Ltd. purchased, owned or sold from time to time by the undersigned.

IHCV 2 is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13G or Schedule 13D or any amendments thereto.

ISRAEL HEALTHCARE VENTURES 2 L.P.
By:	IHCV2 GENERAL PARTNER LIMITED
By:	/s/ Paddy M. Whitford
Name:	Paddy M. Whitford
Title:	Director

IHCV2 GENERAL PARTNER LIMITED

By:	/s/ Paddy M. Whitford
Name:	Paddy M. Whitford
Director

Gordon R.L. Snelling By: /s/ Gordon R.L. Snelling Paddy M. Whitford By: /s/ Paddy M. Whitford